UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2016

Commission File Number
001-34581

Kraton Performance Polymers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: On February 17, 2016, Kraton Performance Polymers, Inc. (the “Company”, “we”, “our”) filed a Current Report on Form 8-K (the “Prior Report”) reporting the targets for 2016 under our 2013 Cash Incentive Plan (the "Cash Incentive Plan"). The Prior Report did not include information on the performance metrics for 2016 under the Cash Incentive Plan because the information was unavailable at that time. This Form 8-K/A is being filed to amend the Prior Report to provide that information.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Establishment of Performance Metrics for 2016 under our Cash Incentive Plan
On March 10, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the 2016 performance targets under our Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers. The Committee established (1) business performance targets for the Company, with an assigned percentage weighting to the achievement of each, and (2) key strategic objectives for the named executive officers with the actual payout based on an evaluation of the executive’s performance against the strategic objectives, which we refer to as the “balanced scorecard.”
Business performance targets will account for 80% of the cash incentive payment, and the balanced scorecard will account for 20% of the cash incentive payment. The actual cash incentive payment will equal the sum of the amount earned for achievement of business performance targets and the amount earned based on the executive’s performance against the balanced scorecard objectives, provided that in no event may the aggregate payout for individual performance exceed the total pool established for the balanced scorecard. Any such cash incentive payments will be paid in cash, and we expect that such payments, if any, will be made in the first quarter 2017.
Business Performance Targets
The Committee has established business performance targets for the Company and has assigned a percentage weighting to the achievement of each. For 2016, our business performance targets for the Kraton Leadership Team (80% of the total target cash incentive opportunity), which includes our named executive officers, will be based seventy-five percent (75%) on the achievement of Adjusted EBITDA and twenty-five percent (25%) on the achievement of the reduction of net debt. The Committee has established threshold, target and stretch multipliers for each of these business performance targets, which if achieved, will provide a bonus multiplier that can range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the Company meets or exceeds the maximum, or stretch, goal.
The net debt and Adjusted EBITDA targets for 2016 have been established based on our business plan and with reference to market conditions, known challenges, and, as applicable, year-over-year performance in comparison to 2015; however, as such information is competitively sensitive, the exact targets will be disclosed in the proxy statement for our 2017 annual general meeting of stockholders.
Individual Performance: The “Balanced Scorecard”
The portion of the executive’s cash incentive compensation based on individual performance will be payable from a pool established based on our achievement of the Adjusted EBITDA targets established by the Committee as follows:

Performance Level (based on achievement of Adjusted EBITDA)	Bonus Pool Funding Level
Threshold Adjusted EBITDA performance	75%
Target (100%) of Adjusted EBITDA performance	100%
Maximum Adjusted EBITDA performance	125%
The balanced scorecard pool will not fund unless threshold level of business Adjusted EBITDA performance is reached. At 100% funding, the pool will be equal to the aggregate of 20% of all executive officers’ target bonus amounts. Executives will be eligible for payments from the pool in amounts from 0%-200% of their individual target bonus amount (equal to 20% of their total target bonus) based on performance against the balanced scorecard. Individual payouts from the pool will be based on performance against balanced scorecard objectives for each executive, which will be strategic objectives tied to the business plan and linked to our current and future improved performance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: March 15, 2016	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Executive Vice President and Chief Financial Officer